Exhibit 10.1
Execution Version

To:	SOCIÉTÉ GÉNÉRALE
29 boulevard Haussmann
75009 Paris
as Agent under the Facility Agreement (as defined below)

Attn:	William DOUK / Raphaël LANDRY

From:	CRITEO SA
32 rue Blanche
75009 Paris
as Company and as agent of the other Obligors under the Facility Agreement (as defined below)
Date: 28 July 2026
Criteo SA – EUR 407,000,000 Facility Agreement initially dated 27 September 2022 as amended pursuant to an amendment agreement dated 17 November 2023 (the "Facility Agreement")
We refer to the Facility Agreement. Unless a contrary indication appears in this letter, terms defined in the Facility Agreement have the same meaning when used in this letter.
1.BACKGROUND
We refer to our recent conversations regarding:
(i)the potential change of jurisdiction of organisation and place of central administration of the Company from France to Luxembourg and the subsequent resignation of Criteo SA (the "Company") as Borrower under the Facility Agreement; and
(ii)the potential subsequent change of jurisdiction of organisation and place of central administration of the Company from Luxembourg to the United States pursuant to a potential merger of the Company into a U.S. Subsidiary of the Company (the "U.S. Successor Company"),
each such potential step as described in more detail in Schedule 1 to this letter.
Each such step remains subject to, inter alia, approval by the Company’s board of directors (and approval of the Company’s works council and shareholders with respect to the Potential U.S. Merger) in due course, and the proposed timing might evolve.
In anticipation of such potential steps, we would like to request certain amendments and consents relating to the matters above, together with certain technical amendments in relation to:
(a)the existing extension option in the Facility Agreement, to allow us to deliver an extension request earlier than presently envisaged. Indeed, subject to the consent of the Majority Lenders to this technical amendment, we have included the First Extension Request in paragraph 3 of this letter;

(b)the definition of Adjusted Consolidated EBITDA to align it with the corresponding definition used in our financial statements; and
(c)the definition of Women in Tech.
2.REQUESTED AMENDMENTS
In accordance with clause 42 (Amendments and Waivers) of the Facility Agreement, we hereby request the consent of:
(a)Resignation of the Company as Borrower
all the Lenders to allow the Company to cease to be a Borrower automatically and immediately upon the occurrence of the Luxembourg Conversion Date (if such date occurs), provided that on such date:
(i)no Default is continuing or would result from the Company ceasing to be a Borrower; and
(ii)the Company is under no actual or contingent obligations as a Borrower under any Finance Documents,
(the "Borrower Resignation") whereupon the Company shall cease to be a Borrower and shall have no further rights or obligations in such capacity under the Finance Documents (for the avoidance of doubt, unless and until it subsequently re-accedes as Borrower) (the "Borrower Resignation Amendment Request"). The Company shall notify the Agent promptly of the occurrence of the Luxembourg Conversion Date (if such date occurs) and the Borrower Resignation.
For the avoidance of doubt, following its resignation as Borrower, the Company shall continue to be bound as both Company and Guarantor under the Finance Documents (including any Fee Letters), and both Criteo Technology SAS and Criteo Corp. shall continue to be Borrowers under the Facility Agreement;
(b)Potential subsequent accession by the U.S. Successor Company as Borrower all the Lenders to:
(i)upon completion of the Potential U.S. Merger (if such merger occurs), amend clause 29 (General undertakings) of the Facility Agreement to include a new clause 29.19 (U.S. Successor Company) to read as follows:
"29.19 U.S. Successor Company
By no later than the date on which the Potential U.S. Merger is completed (if such merger occurs), Criteo SA Lux shall provide the Agent with a legal opinion of the legal advisers to the U.S. Successor Company on the valid choice of French law and the recognition of a French money judgement against the U.S. Successor Company in relation to the Finance Documents. ";
(ii)allow the U.S. Successor Company: at any time following completion of the Potential U.S. Merger (if such merger occurs), the option of subsequently acceding to the Facility Agreement as Borrower by:

(A)amending clause 32 (Changes to the Obligors) to include the following paragraphs:
"(a)    At any time following completion of the Potential U.S. Merger, the U.S. Successor Company may accede to this Agreement as Borrower if:
(i)       it delivers to the Agent a duly completed and executed accession letter substantially in the form set out in Schedule 15 (Form of Accession Letter) (an "Accession Letter");
(ii)      it confirms that no Default is continuing or would occur as a result of it becoming a Borrower; and
(iii)     the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to the U.S. Successor Company, each in form and substance satisfactory to the Agent.
(b)    The Agent shall notify the U.S. Successor Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).
(c)    Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification, unless directly caused by its gross negligence or wilful misconduct.
(d)    Delivery of an Accession Letter constitutes confirmation by the U.S. Successor Company that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.";
(B)including a new Part II of Schedule 2 (Conditions Precedent) to the Facility Agreement, as set out in Schedule 3 to this letter; and
(C)including a new Schedule 15 (Form of Accession Letter) to the Facility Agreement, as set out in Schedule 4 to this letter,
(together, the "Borrower Accession Option Amendment Request");
(c)Change of jurisdiction of organisation of the Company
the Majority Lenders to amend:
(i)clause 29 (General undertakings) of the Facility Agreement to include a new clause 29.20 (Luxembourg Conversion Date) to read as follows:
"29.20 Luxembourg Conversion Date

Promptly following the Luxembourg Conversion Date, the Company shall provide the Agent with a constat deed issued by a Luxembourg notary in relation to the Luxembourg Conversion."
(ii)Illegality mandatory prepayment event: clause 8.1 (Illegality) of the Facility Agreement to re-number the first paragraph as paragraph (a) and include a new paragraph (b) to read as follows:
"8.1Illegality
(a)If (a) in any applicable jurisdiction, it becomes unlawful for any Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so, or (b) if a member of the Group becomes a Sanctioned Person:
(i)that Lender shall (or in the case of (b) above, that Lender may) promptly notify the Agent upon becoming aware of that event;
(ii)upon the Agent notifying the Company, each Available Commitment of that Lender will (in the case of (b) above, only if the relevant Lender so specifies in a notice to the Agent) be immediately cancelled; and
(iii)to the extent that the Lender's participation has not been transferred pursuant to paragraph (d) of Clause 8.7 (Right of replacement or repayment and cancellation in relation to a single Lender), each Borrower shall (in the case of (b) above, only if the relevant Lender so specifies in a notice to the Agent) repay that Lender's participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment(s) shall be cancelled in the amount of the participations repaid.
(b)With regard to any unlawfulness resulting from the application of Sanctions, paragraph (a) above shall only apply for the benefit of a Lender to the extent it would not result in any direct or indirect breach by the relevant Lender or any Obligor of any Blocking Law."
(iii)paragraph (f) of clause 29.8 (Sanctions, anti-money laundering and anti-corruption laws) of the Facility Agreement to read as follows:
"(f) For the purposes of this Clause 29.8, Clause 8.1 (Illegality) and Clause 26.17 (Sanctions, anti-money laundering and anti-corruption laws), "Blocking Law" means:

(i)any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union);
(ii)any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as it forms part of domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018; or
(iii)section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung)."
(iv)Change of Control: clause 8.2 (Change of control) of the Facility Agreement to amend paragraphs (b) and (c) to read as follows, as from the Luxembourg Conversion Date:
"(b)For the purpose of paragraph (a) above "control" ~~has the meaning given in article L.233-3 of the French Code de commerce~~ of the Company means:
(A)   the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
1.    cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting of the Company; or
2.    appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or
(B)     the holding beneficially of more than 50% of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).
(c)For the purpose of paragraph (a) above "acting in concert" ~~has the meaning given in article L.233-10 of the French Code de commerce~~ means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company.”
(v)Guarantee preservation: clause 19 (Guarantee Undertaking) of the Facility Agreement to include a new paragraph (g) as follows:
"(g) In the event of any transfer by any Existing Lender to one or more New Lender(s) of all or any part of its rights and obligations under this Agreement, for the purposes of articles 1278 et seq. of the Luxembourg Civil Code (to the extent applicable), any guarantee given under this Agreement or in relation to this Agreement by a Guarantor incorporated under the laws of Luxembourg (a

"Luxembourg Guarantor") securing and/or guaranteeing the obligations transferred thereby, if any, will be preserved for the benefit of the New Lender(s) and continue in full force and effect for the benefit of such New Lender(s).
Each party to a Transfer Agreement shall, as soon as reasonably practicable after it has executed such Transfer Agreement send to any Luxembourg Guarantor a copy of that Transfer Agreement. The sending of a copy of such Transfer Agreement shall be deemed in relation to the Finance Documents to be sufficient to fulfil the notification requirement of article 1690 of the Luxembourg Civil Code (to the extent applicable)."
(vi)Schedule 4 (Form of Transfer Agreement) of the Facility Agreement to include a new paragraph 7 as follows, and to re-number the subsequent paragraphs accordingly:
"7. For the purposes of article 1278 and article 1281 of the Luxembourg Civil Code, any guarantee given under or in relation to the Facility Agreement or any Finance Document shall be preserved and continue in full force and effect to the benefit of the New Lender.
Each party hereto shall, as soon as reasonably practicable after it has executed this Transfer Agreement send to any Luxembourg Guarantor a copy of this Transfer Agreement. The sending of a copy of this Transfer Agreement shall be deemed in relation to the Finance Documents to be sufficient to fulfil the notification requirement of article 1690 of the Luxembourg Civil Code (to the extent applicable)."
(vii)Luxembourg tax: paragraph (a) of clause 13.1 (Definitions) of the Facility Agreement to add the following definitions (in alphabetical order):
""Luxembourg Qualifying Lender" means, in respect of a payment by or in respect of a Luxembourg Obligor, a Lender beneficially entitled to interest payable in respect of an advance under a Finance Document which is:
(i)a Luxembourg Treaty Lender; or
(ii)a Lender to whom such payment of interest paid by a Luxembourg Obligor can be made without a Tax Deduction being imposed under the laws of Luxembourg (other than pursuant to a Luxembourg Treaty).
"Luxembourg Treaty Lender" means, in relation to a payment by a Luxembourg Obligor under a Finance Document, a Lender which:
(i)is treated as resident of a Luxembourg Treaty State for the purposes of the
Luxembourg Treaty;
(ii)does not carry on business in Luxembourg through a permanent establishment with which that Lender's participation in the Loan is effectively connected;

(iii)fulfils any other conditions which must be fulfilled under the Luxembourg Treaty by residents of the Luxembourg Treaty State for such residents to obtain exemption from Tax imposed by Luxembourg on payments under the Finance Documents, subject to the completion of any necessary procedural formalities.
"Luxembourg Treaty State" means a jurisdiction having a double taxation agreement in force with Luxembourg (a “Luxembourg Treaty”) which makes provision for full exemption (or at a reduced rate) from Tax imposed by Luxembourg on interest."
(viii)the definition of Qualifying Lender in paragraph (a) of clause 13.1 (Definitions) of the Facility Agreement to read as follows:
""Qualifying Lender" means a Lender which is:
(i)in relation to a French Obligor, a French Qualifying Lender;
(ii)in relation to a Luxembourg Obligor, a Luxembourg Qualifying Lender; and
(iii)in relation to a U.S. Obligor, a U.S. Qualifying Lender."
(ix)paragraph (d) of clause 13.2 (Tax gross-up) of the Facility Agreement to read as follows:
"(d)A payment shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by France or Luxembourg, if on the date the payment falls due:
(i)the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a French Qualifying Lender or a Luxembourg Qualifying Lender, but on that date that Lender is not or has ceased to be a French Qualifying Lender or Luxembourg Qualifying Lender other than as a result of any change in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant taxing authority ("Change in Tax Law") after the date it became a Lender under this Agreement; or
(ii)the relevant Lender is a French Treaty Lender or Luxembourg Treaty Lender and the Obligor is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (h) below, provided that the exclusion for changes after the date a Lender became a Lender under this Agreement in paragraph (d)(i) above shall not apply in respect of any Tax Deduction on account of Tax imposed by France on a payment made to a Lender if such Tax Deduction is imposed solely because this payment is made to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction. "
(x)clause 13.2 (Tax gross-up) of the Facility Agreement to add a new paragraph (i) as follows:
"(i)A payment by a Luxembourg Obligor shall not be increased under paragraph (c) above by reason of a Tax Deduction on account of Tax imposed by Luxembourg under the law of 23 December 2005, introducing a 20% withholding tax on certain interest payments made by Luxembourg paying agents to Luxembourg individual residents, as amended, if on the date on which the payment falls due the relevant Lender is an individual resident in Luxembourg."
(xi)clause 26.7 (No filing or stamp taxes) of the Facility Agreement to read as follows:
"26.7 No filing or stamp taxes
Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except for Luxembourg registration duties (droit d'enregistrement) due upon voluntary registration of any Finance Document with the Administration de l'Enregistrement, des Domaines et de la TVA in Luxembourg or due to any of the Finance Documents being appended to a document that requires obligatory registration in Luxembourg."
(xii)clause 26.8 (Deduction of Tax) of the Facility Agreement to read as follows:
"26.8 Deduction of Tax
It is not required to make any Tax Deduction (as defined in Clause 13.1 (Definitions)) levied under the laws of France or Luxembourg from any payment it may make under any Finance Document to a Lender which is a Qualifying Lender. "
(xiii)Luxembourg construction provisions: clause 1.2 (Construction) of the Facility Agreement to add a new limb (x) as follows and re-number the existing limbs accordingly:
"(x)the "jurisdiction of organisation" in relation to any Obligor means the jurisdiction in which that Obligor is currently organised; "
(xiv)clause 1 (Definitions and Interpretation) of the Facility Agreement to include a new paragraph 1.3 (Luxembourg Terms) as follows:
"Without prejudice to the generality of any provision of this Agreement, in this Agreement, where it relates to a Luxembourg entity, a reference to:
(i)a winding-up, administration, reorganisation, or dissolution includes, without limitation, bankruptcy (faillite), voluntary or judicial liquidation (liquidation volontaire ou judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation), reprievement from payments (sursis de paiement), general settlement with creditors, any moratorium, judicial reorganisation (réorganisation judiciaire), reorganisation by amicable agreement (réorganisation par accord amiable) or similar laws affecting the rights of creditors generally;
(ii)a liquidator, receiver, administrative receiver, administrator, trustee, custodian, sequestrator, compulsory manager, conservator or similar officer includes, without limitation, a juge délégué, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur, curateur, conciliateur d’entreprise, mandataire de justice or similar officer;
(iii)a lien or security interest includes any hypothèque, nantissement, gage, transfert de propriété à titre de garantie, mise en pension, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;
(iv)a person being unable to pay its debts includes that person being in a state of cessation de paiements;
(v)commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness includes any negotiations with that purpose conducted in order to reach an amicable agreement (accord amiable);
(vi)by-laws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); and
(vii)a director or a manager includes an administrateur and a gérant."
(xv)Distributions – share redemption: paragraphs (i) and (ii) of clause 29.11 (Distributions – share redemption) to read as follows:
"(i)with a view to applying such shares in payment or in exchange for assets acquired by the Company in the context of an acquisition of shares or businesses (opération de croissance externe), merger (fusion), division (scission) or contribution (apport) provided that (x) the shares so redeemed or repurchased do not exceed~~,~~ in aggregate five per cent. of the total share capital of the Company and are applied towards such purpose within two years of their repurchase ~~as set forth in article L.225- 209-2 of the French Code de commerce~~, and (y) the contemplated acquisition of shares or businesses (opération de croissance externe), merger (fusion), division (scission) or contribution (apport) is not prohibited under this Agreement; or
(ii)with a view to distribute such shares in connection with a share incentive scheme or stock option in accordance with paragraph (m) of the definition of "Permitted Disposal" and ~~article L.225-208 or L.225-209-2 of the~~

~~French Code de commerce or otherwise~~ provided that the shares so redeemed or repurchased do not exceed in aggregate ten per cent. of the total share capital of the Company and are applied towards such purpose within one year of their repurchase, and provided further that the Company shall be permitted to cancel shares and reduce its share capital ~~where permitted or required to do so by article L.225-209-2 or L.225-214 of the French Code de commerce or where otherwise~~ where required to do so by law.
(xvi)Permitted merger: paragraph (b) of clause 29.6 (Merger) of the Facility Agreement to add a new limb (iv) as follows:
"(iv) the amalgamation or merger of Criteo SA Lux into the U.S. Successor Company, where such U.S. Successor Company is the surviving entity and automatically assumes all of the rights and obligations of Criteo SA Lux under the Finance Documents. "; and
paragraph (a)(i) of clause 30.7 (Insolvency proceedings) to read as follows:
"(i)the suspension of payments, a moratorium of any indebtedness, winding- up, dissolution, the opening of proceedings for sauvegarde (including, for the avoidance of doubt, sauvegarde accélérée), redressement judiciaire or liquidation judiciaire or reorganisation (in the context of a mandat ad hoc or of a conciliation or otherwise) or administration of an Obligor or any Material Subsidiary other than a solvent winding-up, dissolution, liquidation, amalgamation, merger or reorganisation of any Obligor or Material Subsidiary which is not prohibited under this Agreement;"
(xvii)U.S. Guarantee limitation: clause 25 (U.S. Guarantee Limitation) of the Facility Agreement to re-number the existing paragraph and sub-paragraphs as paragraph (c) and sub-paragraphs (i) to (iii) respectively, and to include two new paragraphs (a) and (b) to read as follows:
"25 U.S. Guarantee Limitation
(a)      The Guarantor acknowledges that it will receive valuable direct and indirect benefits as a result of the transactions contemplated by the Finance Documents (including Utilisations thereunder).
(b)      Notwithstanding anything to the contrary contained herein or in any other Finance Document, to the extent that any U.S. Bankruptcy Law or any Fraudulent Transfer Law is applicable to this Guarantee, each Finance Party agrees the maximum liability of the Guarantor under Clause 19 (Guarantee Undertaking) and under the other Finance Documents shall in no event exceed the amount that can be guaranteed by the Guarantor under applicable Fraudulent Transfer Law. As used herein, the term "Fraudulent Transfer Law" means any applicable U.S. Bankruptcy Law or any applicable U.S. state fraudulent transfer or conveyance law.

(c)        Notwithstanding anything to the contrary in any Finance Document, no Loan under this Agreement or under any Finance Document to any U.S. Tax Obligor may be, directly or indirectly:
(i)guaranteed by (A) a controlled foreign corporation (as defined in section 957 of the Code) that has as a "United States shareholder" (as defined in Section 951 of the Code) a member of the Group (a "CFC") or (B) an entity substantially all the assets of which consist of equity interests (or equity interests and indebtedness) of one or more CFCs (a "FSHCO") or (C) a direct or indirect subsidiary of a CFC or a FSHCO;
(ii)secured by any assets of a CFC, FSHCO or a subsidiary of a CFC or a FSHCO (including any CFC or FSHCO equity interests held directly or indirectly by a CFC or a FSHCO); or
(iii)secured by a pledge or other security interest in excess of 65 per cent. of the total combined voting power of all classes of shares entitled to vote (and in excess of 100 per cent. of the non-voting equity interests) of a first-tier CFC or first-tier FSHCO."
(xviii)US insolvency provisions: clause 1.1 (Definitions) of the Facility Agreement to include a new definition as follows (in alphabetical order):
""U.S. Company" means the Company for so long as it is incorporated, formed or organised under the laws of the United States or any state thereof.”
(xix)paragraph (f) of clause 30.7 (Insolvency proceedings) of the Facility Agreement to read as follows:
"(f)In respect of the U.S. Company or Criteo Corp.:
(i)the filling of an involuntary proceeding in a court of competent jurisdiction in the United States seeking relief under U.S. Bankruptcy Law in respect of the U.S. Company or Criteo Corp. and either such proceeding shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered or the U.S. Company or Criteo Corp. (as applicable) shall consent to the institution of, or fail to contest in a timely and appropriate manner, any such involuntary proceeding; or
(ii)the filing of a voluntarily petition by the U.S. Company or Criteo Corp. under U.S. Bankruptcy Law."
(xx)clause 30.13 (Automatic acceleration) of the Facility Agreement to read as follows:
"(a)If an Event of Default under paragraph (f)(i) or (f)(ii) of Clause 30.7 (Insolvency proceedings) shall occur in a U.S. court of competent jurisdiction ~~(an "Automatic Acceleration Event")~~ in respect of Criteo

Corp., then (i) the Total Commitments shall automatically cease to be available to Criteo Corp., and (ii) all principal of the Loans and other Utilisations then outstanding, together with all accrued interest thereon, and all fees and other obligations in each case of Criteo Corp. accrued under the Finance Documents then outstanding shall become immediately due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Criteo Corp.
(b)         If an Event of Default under paragraph (f)(i) or (f)(ii) of Clause 30.7 (Insolvency proceedings) shall occur in a U.S. court of competent jurisdiction in respect of the U.S. Company, then (i) the Total Commitments shall automatically terminate, and (ii) all principal of the Loans and other Utilisations then outstanding, together with all accrued interest thereon, and all fees and other obligations accrued under the Finance Documents then outstanding shall become immediately due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are expressly waived."
(the amendment requests in paragraphs (i) to (xx) together, the "Change of Jurisdiction Amendment Requests");
(d)Timeline for delivery of the First Extension Request
the Majority Lenders to amend paragraph (a) (First extension) of clause 2.6 (Extension of the Facility) of the Facility Agreement to bring forward the timeline for the Company to deliver the First Extension Request, and for Lenders to respond to such request, (the "Extension Option Amendment Request"), so that paragraph (a) (First extension) of clause 2.6 (Extension of the Facility) reads as follows:
"2.6.1 Extension of the Facility
(a) First extension
(i)The Company may by giving written notice to the Agent (the ''First Extension Request") by no later than 50 calendar days but not earlier than 90 calendar days before ~~the fourth anniversary of the Signing Date~~ 31 August 2026, request an extension of the Termination Date of the Facility by a period of 364 days.
(ii)The Agent shall inform each Lender of the First Extension Request promptly, upon receipt of the same.
(iii)No Lender shall have any obligation to agree to the First Extension Request and each Lender may, in its absolute discretion, decide whether or not it wishes to agree to the First Extension Request. Each Lender shall give notice to the Agent (the "First Notice of Extension") no later than ~~10 Business Days before the fourth anniversary of the Signing Date~~ 28 July 2026 (or such later date as agreed between the Company and the Agent), indicating whether or not it agrees to the First Extension Request. If a Lender does not give the First Notice of Extension within the time period~~s~~ specified above, that Lender shall be deemed to have refused its consent to the First Extension Request and will be treated as a First Non-Extending Lender for the purpose of paragraph (v) below.
(iv)The Agent shall notify the Company of the decision of each Lender, identifying which Lenders have not given a First Notice of Extension and which Lenders have refused the First Extension Request. The Company shall, by no later than ~~the fourth anniversary of the Signing Date~~ 31 August 2026, notify the Agent in writing whether it confirms or withdraws the First Extension Request. If the Company elects to confirm the First Extension Request (the "First Extension Confirmation Notice"), then the First Extension Request is irrevocable and the extension of the Termination Date to the date requested in the Extension Request will take effect in accordance with, and subject to, paragraphs (v) to (vii) (inclusive) below.
(v)If a Lender notifies the Agent that it does not agree to the First Extension Request or fails to provide a First Notice of Extension (each a "First Non-Extending Lender") then, whether or not any other Lender does agree to the First Extension Request, that First Non-Extending Lender's participation in each Loan, together with accrued interest and all other amounts due or outstanding in relation to its participation under the Finance Documents, shall be repaid on the initial Termination Date.
(vi)Upon receipt by the Agent of the First Extension Confirmation Notice, provided that:
(a)the Agent has received the First Extension Fee payable in accordance with paragraph (vii) below; and
(b)no Event of Default is continuing on the First Extension Date or would result therefrom, the Termination Date will be extended in respect of the Commitments of each Lender that has consented to the First Extension Request (each a "First Extending Lender") to the date requested in the First Extension Request with effect from the date immediately following ~~the fourth anniversary of the Signing Date~~[31 August 2026] (the date on which it is confirmed the Termination Date is extended, the "First Extension Date").
(vii)The Company shall pay to the Agent (for the account of each First Extending Lender) an extension fee of 0.025 per cent. calculated on the extended Commitments (the "First Extension Fee"). The accrued First Extension Fee is payable on the First Extension Date at the latest. For the avoidance of doubt, no First Extension Fee is payable to any First Non-Extending Lender."
(e)Definition of Adjusted Consolidated EBITDA
the Majority Lenders to amend the definition of Adjusted Consolidated EBITDA in clause 28.1 (Financial definitions) of the Facility Agreement to read as follows (the "Adjusted EBITDA Amendment Request"):

""Adjusted Consolidated EBITDA" means consolidated earnings before financial income (expense), income taxes, depreciation and amortization, adjusted to eliminate the impact of equity awards compensation expense, pension service costs, restructuring, transformation costs and integration costs (provided that such deduction in respect of restructuring and transformation costs shall not exceed an amount equal to 15 per cent. of Adjusted Consolidated EBITDA calculated (without taking into account this cap) immediately prior to such adjustment), acquisition-related costs and deferred price consideration, calculated using the same calculation methods, accounting principles and scope as those used for the Group's annual financial statements published in respect of the financial year ending in 2021."
(f)Definition of Women in Tech
the Majority Lenders to:
(i)amend the definition of Women in Tech in clause 3.1 (Definition) of Schedule 15 (Sustainability calculations) to the Facility Agreement to read as set out in Part I of Schedule 2 to this letter, and to replace Schedule 16 (Women in Tech roles) with the revised schedule set out in Part II of Schedule 2 to this letter; and
(ii)include a new Clause 9.12 (WIT trajectory) to read as follows:
"9.12    WIT trajectory
(a)The Company and the Lenders will negotiate in good faith to agree revised Target Scores in relation to Sustainability KPI 2 (% Women in Tech) before 31 December 2026.
(b)If the Company and all the Lenders fail to agree revised Target Scores in relation to Sustainability KPI 2 in accordance with the provisions of paragraph (a) above, then no Sustainability Margin Adjustment will be made in relation to Sustainability KPI 2 (in relation to the financial years in respect of which the relevant Target Score(s) have not been determined only) and the other provisions of this Agreement will remain unaffected until the Company agrees the relevant Target Score(s) with the Agent (acting on behalf of all the Lenders)."
(together, the "Women in Tech Amendment Request");
(the Borrower Resignation Amendment Request, the Borrower Accession Option Amendment Request, the Change of Jurisdiction Amendment Requests, the Extension Option Amendment Request, the Adjusted EBITDA Amendment Request and the Women in Tech Amendment Request together, the "Amendment Requests").
3.REQUEST TO EXTEND MATURITY
Subject to the Majority Lenders consenting to the Extension Option Amendment Request, we hereby request pursuant to paragraph (a) (First extension) of clause 2.6 (Extension of the Facility) of the Facility Agreement (as amended pursuant to paragraph 2(d) above) that the Termination Date be extended by 364 days to 27 September 2028. For the avoidance of doubt, the request in this paragraph 3 is the 'First Extension Request' as such term is defined in paragraph (a) (First extension) of clause 2.6 (Extension of the Facility) of the Facility Agreement.
4.ACCEPTANCE
We hereby request a response from the Lenders to the Amendment Requests by 5pm (Paris time) on 28 July 2026, or such later time as the Company may agree with the Agent.
As regards the First Extension Request, we request a consent from the Lenders and the Agent within the timeframes set out in paragraph (a) (First extension) of clause 2.6 (Extension of the Facility) of the Facility Agreement (as amended pursuant to paragraph 2(d) above).
The amendments to be made pursuant to each Amendment Request shall enter into effect on the date the Agent countersigns this letter to confirm that the consent of the requisite Lenders to the relevant Amendment Request has been obtained (in respect of each Amendment Request, the "Effective Date"). For the avoidance of doubt, this letter shall constitute an amendment agreement to the Facility Agreement. As from the relevant Effective Date, the Facility Agreement and this letter will be read and construed as one document and any reference to the Facility Agreement shall be construed as a reference to the Facility Agreement as amended by this letter. No separate amendment agreement will be entered into to effect the amendments requested in this letter.
Each of the Amendment Requests and the First Extension Request shall constitute a separate request and failure to obtain the necessary level of consent for one of those requests shall not render the other consents ineffective (for the avoidance of doubt, provided that any Lender consent to the First Extension Request in paragraph 3 above shall be conditional upon the Majority Lenders consenting to the Extension Option Amendment Request).
For the avoidance of doubt, if a Lender which has given its consent to one or several of the Amendment Requests and/or the First Extension Request in this letter transfers all or part of its Commitments under the Facility Agreement, the acquiring Lender shall be deemed to be bound by such consents in respect of the transferred portion of the Commitments.
5.CONTINUING OBLIGATIONS
The provisions of the Facility Agreement and other Finance Documents shall, save as amended by this letter, continue in full force and effect.
6.GENERAL
This letter and any non-contractual obligations arising out of or in connections with it are governed by French law. The Commercial Court (Tribunal des Activités Economiques or Tribunal de commerce) of Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this letter.
By signing this letter the Agent and the Company designate this letter as a Finance Document.
If the requisite Lenders agree to the Amendment Requests, please countersign, date and return to us promptly a copy of this letter.
We look forward to receiving your positive response to these requests.

Yours faithfully

By:	/s/ Sarah Glickman

Authorised signatory for

Criteo SA

We confirm that:

the Borrower Resignation Amendment Request	☒	has been accepted by all the Lenders, with Effective Date:

July 29, 2026

	☐	has not been accepted by all the Lenders

the Borrower Accession Option Amendment Request	☒	has been accepted by all the Lenders, with Effective Date:

July 29, 2026

	☐	has not been accepted by all the Lenders

the Change of Jurisdiction Amendment Requests	☒	have been accepted by the Majority Lenders, with Effective Date:

July 29, 2026

	☐	have not been accepted by the Majority Lenders

the Extension Option Amendment Request	☒	has been accepted by the Majority Lenders, with Effective Date:

July 29, 2026

	☐	has not been accepted by the Majority Lenders

the Adjusted EBITDA Amendment Request	☒	has been accepted by the Majority Lenders, with Effective Date:

July 29, 2026

	☐	has not been accepted by the Majority Lenders

the Women in Tech Amendment Request	☒	has been accepted by the Majority Lenders, with Effective Date:

July 29, 2026

	☐	has not been accepted by the Majority Lenders

By:	/s/ Société Générale

Société Générale

on its own behalf and as Agent for and on behalf of the Lenders under the Facility Agreement